Exhibit 99.1

AMRI Announces Second Quarter 2011 Results

Albany, NY (August 8, 2011) — AMRI (NASDAQ: AMRI) today reported financial and operating results for the second quarter ended June 30, 2011.

Financial highlights for the second quarter include:

•	18% growth in Development/Small Scale Manufacturing contract revenue over second quarter 2010
•	21% growth in Large Scale Manufacturing contract revenue over second quarter 2010
•	Received $3 million milestone payment resulting from AMRI’s collaboration with Bristol-Myers Squibb (BMS) for the initiation of a phase II study

Second Quarter 2011 Results

Total revenue for the second quarter of 2011 was $53.9 million, an increase of 9% compared to total revenue of $49.5 million reported in the second quarter of 2010.

Total contract revenue for the second quarter of 2011 was $43.5 million, an increase of 7% compared to total contract revenue of $40.7 million reported in the second quarter of 2010.  Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

•	Discovery Services contract revenue for the second quarter was $8.9 million, a decrease of 25% from $12.0 million in 2010
•	Development/Small Scale Manufacturing contract revenue for the second quarter was $9.1 million, an increase of 18% from $7.7 million in 2010
•	Large Scale Manufacturing contract revenue for the second quarter was $25.5 million, an increase of 21% from $21.0 million in 2010

Recurring royalties in the second quarter of 2011 were $7.4 million, a decrease of 15% from $8.7 million in the second quarter of 2010.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic and OTC forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Total revenue in the second quarter of 2011 includes milestone revenue of $3 million resulting from the company’s 2005 licensing agreement with BMS.

Net loss under U.S. GAAP was $(0.6) million, or $(0.02) per basic and diluted share in the second quarter of 2011, compared to a net loss of $(3.9) million, or $(0.13) per basic and diluted share for the second quarter of 2010.   Net loss, as adjusted was $(0.5) million, or $(0.02) per basic and diluted share.

Year-to-Date

Total revenue for the six-month period ended June 30, 2011 was $110.8 million, an increase of $12.0 million or 12% compared to $98.8 million for the same period in 2010.

Total contract revenue for the first six months of 2011 was $86.4 million, an increase of $6.8 million or 9% from $79.6 million for the same period in 2010.

•	Contract revenue for Discovery Services in the six-month period ended June 30, 2011 was $19.6 million, a decrease of 20% from $24.5 million in 2010
•	Contract revenue for Development/Small Scale Manufacturing in the six-month period ended June 30, 2011 was $19.5 million, an increase of 20% from $16.2 million in 2010
•	Contract revenue for Large Scale Manufacturing in the six-month period ended June 30, 2011 was $47.3 million, an increase of 22% compared to $38.9 million in the six-month period ended June 30, 2010

Recurring royalties from Allegra® for the first six months of 2011 were $21.4 million, an increase of 12% compared to royalty revenue of $19.2 million in 2010.

Total revenue in the first half of 2011 includes milestone revenue of $3.0 million resulting from the company’s 2005 licensing agreement with BMS.

Net loss under U.S. GAAP in the first half of 2011 was $(2.0) million or $(0.07) per basic and diluted share, compared to net loss of $(3.9) million or $(0.12) per basic and diluted share in the first half of 2010.     Net loss, as adjusted for the first half of 2011 was $(1.0) million or $(0.03) per basic and diluted share.

For a reconciliation of net loss and loss per diluted share as reported to adjusted net loss and adjusted loss per diluted share for the 2011 and 2010 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “During the second quarter we experienced continued strength in our development and large scale API manufacturing operations as both biotech and pharmaceutical companies maintain focus on their late-stage portfolios.  In discovery services, our Singapore operation also continues to show strength, although this was offset by the continued market slowdown for outsourced discovery services.  Given the increased RFP activity we are experiencing, we believe we are at a turning point in the discovery market, and remain optimistic that the market will recover in 2012 as pharmaceutical companies move more decisively to outsource high-end discovery and biotech services.

Dr. D’Ambra went on to say, “We continue to make significant progress on our proprietary development portfolio, having recently received an additional $3 million milestone payment from Bristol-Myers Squibb resulting from a Phase 2 clinical trial.  We also recently saw the successful completion of a Phase 1 clinical study for our novel MCH-1 receptor antagonist for obesity.”

Liquidity and Capital Resources

At June 30, 2011, AMRI had cash, cash equivalents and marketable securities of $28.7 million, compared to $41.5 million at December 31, 2010.

Total debt at June 30, 2011 was $9.6 million, compared to $13.2 million at December 31, 2010.  Cash, cash equivalents, and marketable securities, net of debt, were $19.1 million at June 30, 2011, compared to $28.3 million at December 31, 2010.  The decrease in cash and equivalents was primarily due to capital expenditures of $5.8 million, principal payments on debt of $3.6 million, and cash used in operations of $3.8 million.  Cash used in operations during the first half of 2011 includes a payment of $4.8 million made in the first quarter associated with the company's settlement of a 2010 arbitration matter.  The company generated $6.3 million in cash from operations during the second quarter of 2011.  Total common shares outstanding, net of treasury shares, were 30,595,142 at June 30, 2011.

2011 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the third quarter and full year 2011.  “In the third quarter, we expect contract revenue to range from $43 million to $47 million, an increase of up to 10% versus 2010.  For the full year 2011, we continue to expect contract revenue to range from $179 million to $187 million, an increase of up to 15% versus 2010.”

Mr. Frost continued, “As per our practice for the last two quarters, we will be continuing our approach of not providing royalty revenue or earnings guidance as we believe there will be continued volatility in the United States Allegra® OTC conversion process.  Our practice will be revisited as we enter 2012.  We estimate gross margins will be consistent with prior year while research and development expense is expected to decrease between 10-15% and selling, general and administrative expense should be flat to down ~5%  with the prior year.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•
The successful completion of a Phase I clinical study on novel MCH1 receptor antagonist, ALB-127158(a).  The results indicate that ALB-127158(a) is well tolerated at the doses tested and shows preliminary evidence of efficacy.

•
The strategic alliance with Proteros Biostructures GmbH, an expert in the areas of protein crystallization and X-ray structural analysis.  This partnership provides both companies an opportunity to offer its customers a more comprehensive portfolio of drug discovery services.

•	The promotion of Takeshi Yura, Ph.D. to senior director of drug discovery services at its Singapore subsidiary, assuming leadership of the site’s chemistry, biology and R&D operations.

•	The successful outcome of an unannounced abbreviated FDA inspection of one of the company’s Albany, NY research facilities in June 2011 with no issuance of a Form 483.

•	The first FDA inspection of the company’s UK facility in July 2011 with no issuance of a Form 483, exemplifying AMRI’s global commitment to quality.

Second Quarter Conference Call

The company will hold a conference call at 10:00 a.m. ET on Monday, August 8, 2011 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-240-9352 (domestic calls) or 913-312-1450 (international calls) at 9:45 a.m. ET and entering conference code 8423638.  The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue for the third quarter and full year 2011, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2011 Financial Guidance,” statements regarding the strength of the company's business and prospects, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement,  the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011, and the company's other SEC filings. Revenue and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of (loss) income from operations, net (loss) income and (loss) earnings per diluted share adjusted to exclude certain restructuring charges, purchase accounting adjustments, asset impairment charges, business acquisition charges, real property tax adjustments, FDA remediation costs and arbitration charges in the 2011 and 2010 periods.  We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Contract revenue	$43,497	$40,732	$86,402	$79,624
Recurring royalties	7,380	8,743	21,422	19,182
Milestone revenue	3,000	—	3,000	—
Total revenue	53,877	49,475	110,824	98,806

Cost of contract revenue	41,186	34,516	82,728	69,277
Technology incentive award	791	875	2,193	1,918
Research and development	1,910	2,813	4,514	5,576
Selling, general and administrative	10,030	9,243	21,491	19,882
Arbitration charge	—	—	127	—
Restructuring charges	—	5,687	951	5,687
Impairment charges	—	2,306	—	2,306
Total operating expenses	53,917	55,440	112,004	104,646

Loss from operations	(40)	(5,965)	(1,180)	(5,840)

Interest income, net	4	66	1	109
Other (expense) income, net	(296)	126	(244)	38

Loss before income taxes	(332)	(5,773)	(1,423)	(5,693)

Income tax expense (benefit)	236	(1,847)	612	(1,833)

Net loss	$(568)	$(3,926)	$(2,035)	$(3,860)

Basic loss per share	$(0.02)	$(0.13)	$(0.07)	$(0.12)

Diluted loss per share	$(0.02)	$(0.13)	$(0.07)	$(0.12)

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	June 30,	December 31,
(Dollars in thousands, except for per share data)	2011	2010

Cash, cash equivalents and investment securities	$28,711	$41,481
Accounts receivable, net.	30,099	32,766
Royalty income receivable	7,848	7,416
Inventory	29,725	27,102
Total current assets	123,144	134,046
Property and equipment, net	162,189	163,212
Total assets	311,288	325,106

Total current liabilities	48,241	54,637
Long-term debt, excluding current installments	3,005	11,737
Total liabilities	65,051	81,363
Total stockholders’ equity	246,237	243,743
Total liabilities and stockholders’ equity	311,288	325,106

Table 1:  Reconciliation of second quarter 2011 and 2010 reported loss from operations, net loss and loss per diluted share to adjusted income from operations, adjusted net (loss) income and adjusted (loss) earnings per share:

	Second Quarter	Second Quarter	YTD	YTD
	2011	2010	June 30, 2011	June 30, 2010
Loss from operations, as reported	$(40)	$(5,965)	$(1,180)	$(5,840)
AMR Hungary restructuring	-	(133)	-	(133)
AMR US restructuring	-	5,820	951	5,820
FDA remediation costs	(262)	-	415	-
Arbitration charges	-	-	127	-
Real property tax credit adjustment	375	-	375	-
Asset impairment charges	-	2,306	-	2,306
Business acquisition costs	-	747	-	1,604
Income from operations, as adjusted	$73	$2,775	$688	$3,757

Net loss, as reported	$(568)	$(3,926)	$(2,035)	$(3,860)
AMR Hungary restructuring	-	(133)	-	(133)
AMR US restructuring, net of tax	-	3,783	627	3,783
FDA remediation costs, net of tax	(170)	-	270	-
Arbitration charges, net of tax	-	-	83	-
Real property tax credit adjustment, net of tax	245	-	245	-
Purchase accounting adjustments, net of tax	-	-	(190)	-
Asset impairment charges, net of tax	-	1,499	-	1,499
Business acquisition costs, net of tax	-	504	-	1,079
Net (loss) income, as adjusted	$(493)	$1,727	$(1,000)	$2,368

Loss per diluted share, as reported	$(0.02)	$(0.13)	$(0.07)	$(0.12)
AMR Hungary restructuring	-	-	-	-
AMR US restructuring, net of tax	-	0.12	0.02	0.12
FDA remediation costs, net of tax	(0.01)	-	0.02	-
Arbitration charges, net of tax	-	-	-	-
Real property tax credit adjustment, net of tax	0.01	-	0.01	-
Purchase accounting adjustments, net of tax	-	-	-	-
Asset impairment charges, net of tax	-	0.05	-	0.05
Business acquisition costs, net of tax	-	0.02	-	0.03
(Loss) earnings per diluted share, as adjusted	$(0.02)	$0.06	$(0.03)	$0.08

Contacts:
Investors – Mark Frost, AMRI Chief Financial Officer, 518-512-2211
Media – Yolanda Meleco, AMRI Communications, 518-512-2319